Exhibit 10.3

AMENDED AND RESTATED

EMPLOYMENT, NON-DISCLOSURE

AND NON-COMPETITION AGREEMENT

THIS AMENDED AND RESTATED EMPLOYMENT, NON-DISCLOSURE AND NON-COMPETITION AGREEMENT (“Agreement”) is effective as of January 1, 2010, between American Restaurant Concepts, Inc. (“Company”), a Florida corporation, and Michael Rosenberger (“Employee”).

BACKGROUND

Company desires to retain the services of Employee as an employee of Company and Employee seeks to retain employment with Company, pursuant to the terms provided in this Agreement.

In consideration of the mutual covenants and promises made in this Agreement, including without limitation covenants not to compete and to protect trade secrets and other good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged, the parties agree as follows:

AGREEMENT

1.

Employment.  Company employs Employee and Employee accepts employment with Company on the terms and conditions set forth in this Agreement.

2.

Term.  The term of employment under this Agreement shall commence on January 1, 2010 (the “Effective Date”) and shall continue for a period of two (2) years from such date, subject to the termination provisions provided in this Agreement.

3.

Duties.  Employee shall hold the position of Chief Executive Officer, and in such capacity shall be responsible for assuming and performing such duties and responsibilities of an administrative or executive nature.  Employee acknowledges that Employee has been informed of Employee’s specific duties and discussed them with Company and that Employee understands the scope of such services.

4.

Extent of Service: Outside Activities.

4.1

Extent of Service.  During Employee’s employment with Company, Employee shall devote Employee’s best efforts, attention and energy to the business of Company and shall diligently perform to the best of Employee’s ability such duties as may be required. Employee will devote a minimum of 1500 hours per year to the business of the Company.

4.2

Outside Activities.  It is understood that, during the term of Employee’s employment with Company, Employee will notify Company of any other business activity, whether or not such business activity is pursued for gain, profit, or pecuniary advantage and whether or not such activity is carried on outside normal working hours.  This provision is not to be construed as preventing Employee from personally, and for Employee’s own account, trading in stocks, bonds, securities, real estate, or commodities, or making other forms of investment for Employee’s own benefit, if such activities are preformed outside of normal business hours and do not require significant services by Employee.

5.

Location.  During the term of this Agreement, Employee shall be based in the Jacksonville, Florida metropolitan area and shall not be required to perform his duties under this Agreement in any other location, except for travel reasonably required in the performance of such duties and except as otherwise agreed by Employee.

6.

Compensation and Other Benefits.

6.1

Cash Compensation.  For the services and duties performed by Employee under this Agreement, Employee shall be paid base compensation in the amount of One Hundred Thousand Dollars ($100,000) per calendar year, payable in accordance with Company’s customary payroll practices.  Payments shall be reduced by applicable withholdings and pro rated to the date of termination.

6.2

Fringe Benefits.  In addition to the cash compensation provided above, Company shall provide to Employee the opportunity to participate in all fringe benefits and benefit plans sponsored or provided from time to time during the term of this Agreement by Company and covering Company’s employees generally or any particular group of employees of which Employee is a member, all subject to the terms and conditions of such benefit plans.

6.3

Business Expense Reimbursement.  Throughout the term of employment under this Agreement, Employee shall be authorized to incur and shall be reimbursed for reasonable and customary expenses incurred by Employee solely in the performance of Employee’s services under this Agreement.  Employee shall account to Company for such expenses in detail sufficient enough to enable Company to properly document and deduct such expenses for federal income tax purposes.  It is understood that such expenses shall be incurred in accordance with such reasonable guidelines as may be established from time to time by Company.

7.

Non-Competition, Non-Interference and Non-Disclosure

7.1

Non-Competition.  For purposes of this Section 7, the following terms shall have the following meanings:

(a)

“Affiliate” has the meaning set forth in Rule 144(a)(1) promulgated by the Securities and Exchange Commission.

(b)

“Business” means [the ownership and/or operation of any retail food business that serves chicken wings as a menu item], and other services and business activities conducted by Company from time to time.

(c)

“Company” means Company, any wholly-owned or partially owned Subsidiary of Company, or any Affiliate of Company.

(d)

“Employee Duties” means all duties commensurate with the position of Chief Operating Officer.

(e)

“Subsidiary” means any entity of which fifty percent (50%) or more of the securities are owned directly or indirectly by Company.

(f)

“Territory” means the following limited geographical areas in which Company carries on business (directly or indirectly):

(i)

a radius from any facility or office of Company equal to five (5) miles;

(ii)

the municipalities where Company conducts business;

(iii)

the counties where Company conducts business;

(iv)

the states of: Florida and Georgia.

7.2

Non-Competition.

During the term of this Agreement and for a period of two (2) years from and after the date of the termination of Employee’s employment with Company, employee agrees not to have ANY relationship with any company that directly competes with Dick’s Wings and Grill concept in it’s territory.  Employee explicitly recognizes, acknowledges and warrants that (i) Company and its affiliates operate or intend to operate on a regional basis; (ii) Employee has unique and specialized skills vital to the success of Company; (iii) the performance by Employee of the Employee Duties anywhere in the Territory for the benefit of any competitor of Company, or performance of any other restricted activity listed above, would jeopardize Company’s proprietary interests; and (iv) Employee has carefully reviewed the categories of competition and that such categories accurately reflect the scope of Company’s specific business niche in the marketplace and that the restrictions against such competition set forth in this Agreement, including without limitation the time and territory restrictions considered both independently and collectively, are fairly and reasonably defined in a narrow manner in order to protect the legitimate interests of Company.

7.3

Non-Interference with Suppliers. Employee agrees that, during the time period set forth in Section 7.2(a), Employee shall not in any way or in any capacity, without the prior express written consent of the Board, cause or attempt to cause any existing or former supplier of Company to not do business with Company, or otherwise interfere or attempt to interfere with any business relationship between Company and any of its existing or former suppliers.

7.4

Non-Interference with Employees and Contractors. Employee agrees that, during the time period set forth in Section 7.2(a), Employee shall not in any way or in any capacity, without prior express written consent of the Board, induce or solicit to leave employment or terminate or modify his or her relationship with Company, or anyone who is or was, during the last year of Employee’s employment with Company, an employee, independent contractor or other service provider, or other proprietary contact of Company.

7.5

Non-Disclosure.

(a)

Employee acknowledges that Employee’s association with Company will provide Employee with access to certain confidential information of Company (the “Confidential Information”), including but not limited to various products, developments, concepts, designs, procedures, “know-how,” improvements, processes, slogans, trademarks, marketing plans, strategies, methods, information with respect to costs, marketing and sales, and other knowledge, data and trade secrets relating to business methods, processes and strategies, all of which are valuable, special and unique assets of Company and provide Company with opportunities it believes will allow it to obtain advantages over its competitors. Confidential Information also includes any information described as proprietary or marked or designated as confidential information, whether or not owned or developed by Company.

(b)

Confidential Information does not include any information that; (i) at the time of disclosure or thereafter is generally available to and/or known by the general public (other than as a result of a disclosure in violation of this Agreement); (ii) was available to Employee on a non-confidential basis from a source other than Company, if the source is not and was not bound by a confidentiality/non-disclosure agreement with Company; or (iii) has been independently acquired or developed by Employee without violating any of the obligations or restrictions under this Agreement.

(c)

Employee agrees that Employee shall not: (i) disclose or permit the disclosure of the existence, content or substance of any Confidential Information to any person or entity for any purpose or reason whatsoever, specifically including but not limited to persons or entities doing business in Company’s specific market niche, without the prior written consent of the Board (and in the case of such consent, only in a manner that is in the best interests of Company); (ii) use the Confidential Information for any purpose other than as necessary to provide services to Company in a manner intended to serve the best interests of Company; (iii) copy or reproduce any of the Confidential Information; or (iv) remove any copyright notice, trademark notice, and/or other proprietary legend set forth on or within any Confidential Information. Employee also agrees to otherwise use Employee’s best efforts to maintain the confidential nature of the Confidential Information and to prevent any unauthorized access, reproduction, disclosure, and/or use any of the Confidential Information.

(d)

Company is not granting or extending to Employee any rights or any kind under any patent, copyright, trademark or other intellectual property right that Company may have or may hereafter obtain with respect to the Confidential Information. Upon termination of Employee’s employment for any reason, or upon the written request of Company at any time, Employee shall deliver to Company all copies of all documents or other materials (in any form) containing Confidential Information, and shall certify in writing that all of such documents and materials have been returned to Company.

7.6

Enforcement and Damages. Employee acknowledges that all covenants contained in this Section 7 are made expressly for the benefit of Company and for any Subsidiary of Affiliate of Company and may be enforced by Company, any such Subsidiary or Affiliate or any successor or assign. Employee acknowledges that there is no adequate remedy at law to redress a breach or threatened breach of the covenants contained in this section 7 and therefore agrees that the party seeking to enforce any of such provisions shall be entitled to an injunction or other equitable relief against Employee restraining Employee from such breach, and Employee waives any claim or defense that such enforcing party has an adequate remedy at law for any such breach; provided, however, that nothing contained in this Agreement shall prohibit Company or its successors from pursuing any other remedies including, without limiting the generality of the foregoing, the recovery of damages. Employee agrees that Employee shall take no action or cause any owner or the Board of Company to take any action that would prevent the enforcement by Company in good faith of the terms of this Agreement. Employee also agrees that the enforcement of this agreement by injunction or otherwise will not prevent Employee from earning a livelihood or impose any undue hardship, economic or otherwise, on Employee.

8.

Termination.

8.1

Definition of Cause. For purposes of this Section 8, “Cause” means the occurrence of one or more of the following:

(a)

Commission of a crime involving moral turpitude that involves Company;

(b)

Conviction of a felony;

(c)

Repeated or habitual intoxication or being under the influence of drugs while on the premises of Company or while performing any of Employee’s duties;

(d)

Material act of dishonesty in connection with employment;

(e)

Willful failure to perform or gross neglect of duties as an employee, other than as a direct result of incapacity due to illness;

(f)

Material breach of this Agreement.

8.2

Effect of Termination.

   Upon termination of this Agreement by either party for any reason and subject to other terms of this Agreement: (1) Company shall pay Employee’s accrued but unpaid base compensation due under this Agreement through the date of termination; (2) Employee shall be entitled to receive any benefits or other rights to which Employee is entitled under applicable law or any employee benefit plan as a result of termination; and (3) Employee shall be entitled to reimbursement for all of Employee’s pending reimbursable business expenses incurred prior to the date of termination. Upon termination of this Agreement by Company without Cause, in addition to the foregoing, for the remainder of the term of this Agreement Company shall continue to pay Employee’s base compensation and shall extend Employee’s participation in all employee benefit plans in which Employee was participating on the date of termination. Other than these amounts, Company and Employee agree that no salary, benefits, payments or other reimbursements of any kind shall be payable by Company, and no employer/employee relationship, right to employment with Company or duty of employment by Employee shall exist under this Agreement from and after the date of termination.

8.3

Disability. If Employee is unable to perform the essential functions of Employee’s duties by reason of illness, injury or incapacity for a period of more than one hundred twenty (120) consecutive days or more than one hundred twenty (120) days in any twelve (12)-month period, Employee shall be deemed to have a disability and Employee’s compensation shall cease. If Employee is unable to perform the essential functions of Employee’s duties by reason of illness, injury or incapacity for a period of more than one hundred eighty (180) days, this Agreement will terminate. This Section is intended to comply with all applicable law, including the Americans with Disabilities Act of 1990, the Family Medical Leave Act of 1993 and the Health Insurance Portability and Accountability Act of 1996.

8.4

Death.

 If Employee dies, unless sooner terminated this Agreement will terminate effective as of such date and Employee’s estate shall be entitled to compensation, benefits and reimbursement as set forth in (1) through (3) of the Section of this Agreement entitled “Effect of Termination.”

9.

Miscellaneous Provisions.

9.1

Oral Modification Not Binding. Except as otherwise provided in this Agreement, this Agreement supersedes all prior agreement and understandings between the parties and may not be changed or terminated orally. No change or attempted waiver of the provisions of this Agreement shall be binding unless it is in writing and signed by the party against whom the same is sought to be enforced.

IN WITNESS WHEREOF, the parties have executed this agreement under seal effective the date first written above.

American Restaurant Concepts, Inc.

/s/ James Robert Shaw

By: James Robert Shaw, Secretary

/s/ Michael Rosenberger

Michael Rosenberger, individually